Exhibit 10.3

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

CONFIDENTIAL

First Amendment to License Agreement

UML Agreement Ref. No. 370-092910

This amendment is entered into between the University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts as represented by its Lowell campus and Anterios, Inc. a Delaware corporation with an address of 142 West 57th Street (Suite 4A), New York, New York 10019 and is made as of October 12, 2010.

Background

Anterios, Inc., formerly known as Encapsion, Inc. (“Company”), and the University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts as represented by its Lowell campus (“University”) are parties to an exclusive license agreement (UML Agt. Ref. No. 334-050306) that was effective May 3, 2006 (“License Agreement”).

Company and University desire to amend the License Agreement for the purpose of, among other things, expanding the license granted by the University to Company to include additional intellectual property owned by University and to clarify the meaning of certain provisions as provided for in the License Agreement.

In consideration of the following, the Company and University agree as follows:

1.              Capitalized terms used but not defined in this Amendment will have the meanings ascribed in the Licensed Agreement.

2.              Section 1.3 “Field” is replaced in its entirety with the following:

“Field” means (a) all therapeutic or aesthetic purposes that require a prescription or administration by a licensed professional, including but not limited to, nutriceuticals, consumer health care, personal care and aesthetic/cosmetics, (b) all therapeutic or aesthetic purposes that do not require a prescription or administration by a licensed professional, including but not limited to nutriceuticals, consumer health care, personal care and aesthetics/cosmetics, (c) diagnostics and (d) industrial applications.

3.              Section 1.4 “Licensed Product” is amended to replace the first sentence in its entirety with the following:

“Licensed Product” means any product that cannot be developed, manufactured, used, sold, or imported without infringing one or more claims under the Patent Rights.

4.              Section 1.6 “Patent Rights” is amended to include the patent applications listed in Exhibit A-1, entitled “Patent Rights”, to this Amendment.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

5.              Within [*] business days of the full execution of this Amendment, Company will make a one-time payment to University of [*] as a licensing fee for the patent applications listed in Exhibit A-1 to this Amendment. Such fee is nonrefundable and is not creditable against any other payments due to the University under this Agreement.

6.              With respect to the patent applications listed in Exhibit A-1 to this Amendment, University represents that it has incurred approximately [*] in connection with the filing, prosecution and maintenance of Patent Rights related to UMass Lowell docket nos. UML 2005-017, UML 2006-019 and UML 2008-005 in out-of-pocket patent expenses as of the date of the Amendment. In respect of such expenses, and after receipt of the invoice(s) detailing such expenses, Company will make the following payments to University within the time periods specified:

[*] within [*] business days of the full execution of this Amendment;

[*] by [*]; and

[*] by [*].

7.  Section 3.1(c) of the Agreement is revised to insert the following sentence:

The report shall provide specifics in sufficient detail as to Company’s progress in the development of Licensed Products in each segment of the Field to allow University to confirm timely completion of each diligence obligation per Section 3 of the License Agreement as amended.

8.  Section 3.1(g) of this Agreement is replaced in its entirety with the following:

(g) Within [*] years and [*] months of the Effective Date, if Company has not made a first commercial sale of a Licensed Product for aesthetic purposes, the University may notice the Company of its intention to terminate the license granted under this Agreement only as it pertains to aesthetic/cosmetic purposes under Section 1.3(b) (definition of Field).

9.  Section 3.1 of the Agreement is amended to insert the following as a new Subsection:

(h) With respect to Licensed Products utilizing the intellectual property claimed in the patent rights listed in Exhibit A-1 to this Amendment, Company will furnish to University by [*] a written development and commercialization plan (the “Plan”) under which Company intends to develop such Licensed Products that identifies the specific nature of the Licensed Products and a plan for their commercial development, covering at least one (1) indication for each subpart of the definition of Field. The parties hereby agree that said Plan will include specific commercially reasonable dates for making a first commercial sale of a Licensed Product which exploits each of those patent rights listed in Exhibit A-1 to this Amendment.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

(i)   If Company has not made a first commercial sale of a Licensed Product covering at least one (1) indication for each subpart of the definition of Field by the date indicated in the Plan (defined in (h) above), the University may notice Company of its intention to terminate the license granted under the License Agreement with respect to that subpart of the definition of Field.

(j)  If Company has not made a first commercial sale of a Licensed Product for the treatment of cancer by the date indicated in the Plan (defined in (h) above), the University may notice Company of its intention to terminate the license granted under the License Agreement only as it pertains to those patent rights listed in Exhibit A-1 to this Amendment which are specifically directed to the treatment of cancer. For clarity these patent rights are UML 2005-017 and UML 2006-019. Company further agrees that in the event the License Agreement is terminated with respect to the treatment of cancer, Company agrees that it will negotiate in good faith with any subsequent University licensee to the UML 2005-017 and/or UML 2006-019 patent rights for a non-exclusive license under commercially reasonable terms to practice any other University owned or co-owned patent right for which it is the exclusive licensee, but only to the extent necessary to practice the UML 2005-017 and/or UML 2006-019 patent rights for the treatment of cancer.

10.  In Section 3.1 of the Agreement, the last sentence of the final paragraph is deleted in its entirety.

(Deleted sentence with strikethrough as follows:

~~If the reason for non fulfillment of its obligations is lack of Company funds, Company has~~ [*] ~~months to fulfill the obligation, and the University may not exercise its right to terminate this Agreement or convert the exclusive license to non exclusive until the expiration of that~~ [*] ~~months~~.)

11.  In Subsection 4.5(a), the table is deleted in its entirety and replaced with the following:

Subpart of Field	Amount

Therapeutic or aesthetic purpose that requires prescription or administration by licensed professional	[*]

Therapeutic or aesthetic purpose that does not require prescription or administration by licensed professional	[*]

Diagnostic	[*]

Industrial	[*]

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

12. In Subsection 4.5 (a) of the Agreement, the sentence following the table and immediately before subsection (b) is deleted in its entirety:

(Deleted sentence with strikethrough as follows:

~~If a particular Licensed product is a “Licensed Product” solely because it uses or incorporated Related Technology, the royalty rate applicable to that Licensed Product or Licensed Service is [*] of the royalty rate~~.)

13.       For purposes of Section 10.10, all notices to Company shall be addressed as follows:

Anterios, Inc.

142 West 57th Street (Suite

4A) New York, New York

10019

Attention: Jon Edelson, M.D.

14.       The parties each agree that the other is in full compliance with the terms and conditions of the License Agreement as of the date of their respective execution of this Amendment.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Other than the changes above, the terms and conditions of the Agreement remain unchanged and in full force and effect.

Accepted and Agreed:

ANTERIOS, INC.

By:	/s/ Jon Edelson
Name: Jon Edelson
Title: CEO/President
Date: Oct. 15, 2010

UNIVERSITY OF MASSACHUSETTS

By:	/s/ William Rosenberg
Name: William Rosenberg
Title: Executive Director
Date: Oct. 22, 2010

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*]. The redacted portions have been filed separately with the SEC.

Exhibit A-1

Patent Rights

Docket	Inventors	Title	Patent/Patent Application
UML 2005-017	Nicolosi, Shea	Anti-oxidant Synergy Formulation Nanoemulsions to Treat Cancer	USSN 11/991,991 filed 13Sep06 which published on 10Dec09 as US Patent Appl. Publication 2009/0306198
UML 2006-019	Nicolosi, Tagne	Composition and Methods for Treating Cancer with Dacarbazine Nanoemulsions	USSN 12/309,715 filed 02Aug07 which published on 22Jul 10 as US Patent Appl. Publication 2010/0183726
UML 2008-005	Nicolosi, Kuo, Kakumanu, Lawton, Konecni	Compositions and Methods for the Preparation of Nanoemulsions	PCT/US2009/038835 filed 30Mar09 published on 0 1 Oct09 as International Publication No. WO 2009/121069